EXHIBIT 21

QUALITY SYSTEMS, INC.
LIST OF SUBSIDIARIES

1.	NextGen Healthcare Information Systems, Inc.

2.	Lackland Acquisition II, LLC dba Healthcare Strategic Initiatives

3.	Practice Management Partners, Inc.

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